UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Ronald J. Gold
        c/o American Country Holdings Inc.
        222 North LaSalle Street, Suite 1600
        Chicago, Illinois  60601

        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        American Country Holdings Inc.
        ACHI

   3.   IRS or Social Security Number of Reporting Person (Voluntary):



   4.   Statement for Month/Year:

        April 2002

   5.   If Amendment, Date of Original (Month/Year):



   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner (x) Officer (give title below)
        ( ) Other (specify below):
		Secretary

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                     5. Amount of
                     2. Trans-                                        Securities        6. Owner-
                      action   3. Trans-                             Beneficially      ship Form:
       1. Title of     Date      action   4. Securities Acquired     Owned at End     Direct (D) or  7. Nature of Indirect
         Security     (Month/     Code    (A) or Disposed of (D)       of Month       Indirect (I)    Beneficial Ownership
        (Instr. 3)   Day/Year) (Instr. 8)  (Instr. 3, 4 and 5)     (Instr. 3 and 4)    (Instr. 4)          (Instr. 4)
       -----------   --------- ---------- ----------------------   ----------------   -------------  ---------------------
                               Code  V    Amount  (A)or(D)  Price
                               ----  -    ------  --------  -----
     Common          04/01/02   U     V   2,257    D        $2.10    -0-                 D
     Stock,
     $.01 par
     value










                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                              10.
                                                                                                      9.     Owner-
                                                5.                                                  Number    ship
                  2.                          Number                                               of Deri-  Form of    11.
                Conver-                     of Deriv-                                               vative   Deri-    Nature
                sion or                       ative                                                Securi-   vative    of
                 Exer-                        Secur-                                                 ties    Secur-   Indi-
                 cise     3.                  ities                            7.            8.    Benefi-    ity:    rect
         1.      Price  Trans-               Acquired         6.            Title and      Price    cially   Direct   Benefi-
      Title of    of    action      4.        (A) or       Date Exer-       Amount of    of Deriv- Owned at  (D) or   cial
       Deriv-   Deriv-   Date     Trans-     Disposed     cisable and      Underlying      ative    End of  Indirect  Owner-
        ative    ative  (Month/   action      of (D)      Expiration       Securities     Security  Month     (I)     ship
      Security  Secur-   Day/      Code     (Instr. 3,    Date(Month/       (Instr. 3     (Instr.  (Instr.  (Instr.   (Instr.
     (Instr. 3)   ity    Year)  (Instr. 8)   4 and 5)      Day/Year)         and 4)          5)       4)       4)      4)
     ---------- ------- ------- ----------  ----------  --------------- ---------------- -------- -------- --------  -------
                                 Code   V   (A)  (D)    Date
                                 ----   -   ---  ---    Exer-   Expir-         Amount or
                                                        cis-    ation          Number of
                                                        able    Date    Title  Shares
                                                        -----   ------  -----  ---------


     Explanation of Responses:


   SIGNATURE OF REPORTING PERSON:


   /s/ Ronald J. Gold
   ------------------------------
       Ronald J. Gold


   Dated:  April 23, 2002